Exhibit 10.2

EXECUTION VERSION

Equity Contribution, Subordination, and Share

Retention Agreement

among

ORPOWER 4 INC.,

as Borrower

ORMAT TECHNOLOGIES, INC.,

as Sponsor,

ORMAT INTERNATIONAL, INC.,

as Shareholder,

ORMAT HOLDING CORP.,

as Intermediate Shareholder,

and

OVERSEAS PRIVATE INVESTMENT CORPORATION,

as Lender

Dated as of August 23, 2012

OPIC/615-2011-039-IG

- i -

Section 6. Restricted Payments; Shareholder Payments.	10

Section 7. Covenants.	10

7.01 Organizational Documents.	10

7.02 Bankruptcy; Insolvency; Winding Up.	10

7.03 Financial Statements.	10

Section 8. Representations and Warranties.	11

8.01 Existence and Power.	11

8.02 Adequate Financial Means.	11

8.03 Authority.	11

8.04 No Default.	11

8.05 Financial Condition.	11

8.06 Bankruptcy; Insolvency; Winding-Up.	11

8.07 Share Capital.	12

8.08 Corrupt Practices; Anti-Money Laundering; Anti-Corruption Handbook.	12

8.09 VAT/IDF Matters	12

Section 9. Miscellaneous.	12

9.01 No Waiver.	12

9.02 Notices.	13

9.03 Expenses.	13

9.04 Successors and Assigns.	14

9.05 Survival of Agreements.	14

9.06 Integration; Amendments.	14

9.07 Severability.	14

9.08 Counterparts.	14

9.09 Governing Law.	14

9.10 Waiver of Jury Trial.	14

9.11 Jurisdiction and Consent to Suit; Waivers.	14

9.12 Arbitration.	15

9.13 Relevant Party Consent to Suit; Exclusive Form Selection for Certain Actions.	16

9.14 Waiver of Litigation Payments.	17

9.15 Further Assurances.	17

9.16 English Language.	17

- ii -

This EQUITY CONTRIBUTION, SUBORDINATION AND SHARE RETENTION AGREEMENT (this “Agreement”), dated as of August 23, 2012, is by and among:

(1)	ORPOWER 4 INC., a limited liability company incorporated and existing under the laws of the Cayman Islands and registered in the Republic of Kenya as a foreign company (the “Borrower”);

(2)	ORMAT TECHNOLOGIES, INC., a corporation organized and existing under the laws of the state of Delaware, United States of America (the “Sponsor”);

(3)	ORMAT INTERNATIONAL, INC., a corporation organized and existing under the laws of the state of Delaware, United States of America (the “Shareholder”);

(4)	ORMAT HOLDING CORP., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Intermediate Shareholder”); and

(5)	OVERSEAS PRIVATE INVESTMENT CORPORATION, an agency of the United States of America (“OPIC”).

WHEREAS, the Borrower is undertaking the design, construction, completion, ownership and operation of the Project;

WHEREAS, in order to finance the Project and certain other costs and expenditures associated with the development of the Project, the Borrower and OPIC have, contemporaneously herewith, entered into a Finance Agreement (the “Finance Agreement”), pursuant to which OPIC has agreed, subject to the terms and conditions contained therein, to lend to the Borrower loans (collectively, the “Loans” ) in the aggregate principal amount of up to $310,000,000;

WHEREAS, in consideration for OPIC entering into the Finance Agreement, the Shareholder has agreed, directly or indirectly through the Intermediate Shareholder, to make certain equity contributions to the Borrower, as set forth in and subject to the terms and conditions of this Agreement; and

WHEREAS, it is a condition precedent to the making of the Loans that this Agreement shall have been executed and delivered by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions; Rules of Interpretation.

1.01 Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Finance Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Actual Equity Contributions” means, as of any date of determination, for the Shareholder, an amount equal to the aggregate amount of (i) Pre-Funded Equity Contributions, (ii) the aggregate amount of Project Costs paid by the Sponsor and/or its Affiliates from but excluding the Cut-Off Date to but excluding the date of the first Disbursement less any debt drawn on account of such Project Costs incurred between the Cut-Off Date and the date of the first Disbursement as part of the first Disbursement of Tranche II and (iii) Equity Contributions made by the Shareholder or the Intermediate Shareholder on and after the date hereof in accordance with Section 2.01(a) or Section 2.01(b).

“Control” means, with respect to any Person, any other Person having the power, directly or indirectly, (a) to appoint a majority of the administrators (directors and/or officers) of such Person, (b) to approve the corporate matters of such Person and (c) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Economic Ownership Interest” means the beneficial ownership interest in the Share Capital of a Person (which must include the right to receive a share of dividends, profits and similar amounts distributed by such Person) held by another Person or Persons, directly or indirectly on a fully diluted basis.

“Equity Contribution” means an equity contribution made in accordance with Section 2.01(a) or Section 2.01(b).

“Equity Funding Date” means in any month during which the Borrower shall have delivered a Disbursement Request to be made during such month, fifteen (15) Business Days prior to the date of first Disbursement and at least ten (10) Business Days prior to any subsequent Disbursement specified therein.

“IDF Fees” means any fees payable to the Kenya Revenue Authority by the Borrower in respect of one or more Import Declaration Forms issued in relation to the importation of goods into Kenya by the Borrower.

“Letter Regarding VAT/IDF” means the letter entitled “Exemption from Customs Duty, VAT and IDF Fees — Olkaria III Geothermal Power Project” issued to the Permanent Secretary, Minister of Energy, by the Republic of Kenya, Office of the Deputy Prime Minister and Ministry of Finance dated March 31, 2011.

“Pre-Funded Equity Contribution” means US$81,862,000.

“Relevant Parties” means, collectively, the Borrower and each Shareholder Party and “Relevant Party” means any of them.

“Required Equity Amount” means $116,765,000.

“Share Capital” means, with respect to any Person, all shares of capital stock of any class, shares of any class, or other ownership interests of any kind in such Person, and any and all warrants, options, subscription bonus or other rights to purchase, subscribe for or acquire any title to any of the foregoing.

“Shareholder Parties” means, collectively, the Sponsor, the Shareholder and the Intermediate Shareholder, and “Shareholder Party” means any of them.

“Subordinated Affiliate Loans” means the Subordinated Affiliate Loans to be provided to the Borrower by the Shareholder or any Affiliates thereof subject to the terms hereof.

“Transfer” means, with respect to any Share Capital or Economic Ownership Interest, as the context may require, (i) a sale, assignment, transfer, disposition, Lien or granting of an option, in each case, whether actual or contingent, of or over such Share Capital or Economic Ownership Interest or (ii) to sell, assign, transfer, pledge, grant an option over or otherwise dispose of, or encumber or permit any Lien to exist over such Share Capital or Economic Ownership Interest.

“Unfunded Equity Commitment” means, as of any date of determination, with respect to the Shareholder, the excess, if any, of (x) the Required Equity Amount over (y) the Actual Equity Contributions.

“VAT/IDF Duties” means any duties, value added taxes or IDF Fees payable to a Governmental Authority in Kenya in respect of those items of plant, materials and equipment listed in the Letter Regarding VAT/IDF, including, without limitation, any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority in respect of any of the foregoing.

1.02 Rules of Interpretation. The principles of interpretation and construction set forth in Section 2 of Schedule X to the Finance Agreement shall apply to, and are hereby incorporated by reference as if fully set forth in, this Agreement.

Section 2. Equity Contribution and Support Obligations of the Shareholder.

2.01 Equity Contributions.

(a) If in connection with any Disbursement of the Loans an equity contribution is required to cause the Debt to Equity Ratio on the relevant Closing Date (calculated assuming that the Disbursement proposed to be made on such Closing Date is made) to be not greater than 75:25, then, on the relevant Equity Funding Date, the Shareholder shall make, or shall cause the Intermediate Shareholder to make, an equity contribution in an amount equal to the lesser of (A) the amount of equity contributions required to cause the Debt to Equity Ratio on the relevant Closing Date (calculated assuming that the Disbursement proposed to be made on such Closing Date is made) to be not greater than 75:25 and (B) the Unfunded Equity Commitment.

(b) If at any time the Shareholder elects to make an equity contribution to the Borrower that is not in connection with a Disbursement of the Loan, it shall be entitled to do so by making such equity contribution, or causing the Intermediate Shareholder to make, such Equity Contribution at any time.

(c) Notwithstanding anything else to the contrary in this Agreement or any other Transaction Document, in no event shall the Shareholder or the Intermediate Shareholder be required to make Equity Contributions in an aggregate amount in excess of the Required Equity Amount.

2.02 VAT/IDF Support. If the Borrower is required to pay any VAT/IDF Duties, the Shareholder shall make, or shall cause the Intermediate Shareholder to make, an equity contribution in an amount equal to any such VAT/IDF Duties not less than ten (10) Business Days before any such VAT/IDF Duties are due.

2.03 Taxes in Respect of Subordinated Loans. After the date of the first Disbursement, if the Borrower is precluded by the terms of the DFI Subordination Agreement from paying any amount due in respect of the Subordinated DFI Loan but is required by Applicable Law to pay any Taxes in respect of any such amount that is accrued or owing in respect of the Subordinated DFI Indebtedness, the Shareholder shall make, or shall cause the Intermediate Shareholder to make, an equity contribution in an amount equal to any such Taxes not less than ten (l0) Business Days before any such Taxes are due.

2.04 Mechanics for Funding Equity Contributions.

(a) The Shareholder shall be entitled to make or effect, or cause to be made or effected, any Equity Contribution hereunder through any combination of (i) a subscription and payment in cash by the Intermediate Shareholder for additional shares in the Share Capital of the Borrower and (ii) Subordinated Affiliate Loans to the Borrower. The Shareholder hereby agrees that all Equity Contributions through any combination of (i) a subscription and payment in cash by the Intermediate Shareholder for additional shares in the Share Capital of the Borrower and (ii) Subordinated Affiliate Loans to the Borrower shall always be subject and subordinate in all respects to the interest in the Secured Obligations as set forth in Section 3.

(b) From the Cut-Off Date to the date of the first Disbursement, the Shareholder shall provide such evidence as OPIC shall reasonably require (and shall afford OPIC at least twenty (20) Business Days to review any such evidence) to validate any equity contribution made pursuant to Section 2.01(a) or 2.01(b). After the date of the first Disbursement, all equity contributions shall be made by deposit of immediately available funds into the Equity Sub-Account.

(c) The obligation of the Shareholder or Intermediate Shareholder to make any equity contribution hereunder shall cease on the Project Completion Date.

2.05 No Obligation. The parties hereto acknowledge that OPIC shall not have any obligation to call for the provision of funds to maintain the Debt to Equity Ratio in accordance with Section 2.01(a) and that OPIC shall not be liable to any party for not calling any funds or not calling sufficient funds under this Section 2.

Section 3. Subordination and Deferment Provisions.

3.01 Subordination. Notwithstanding any provision to the contrary contained in any agreement relating to any Subordinated Affiliate Loan, so long as any amount of the Loans remains available for disbursement by OPIC and, thereafter, until all Secured Obligations have been paid in full, the Subordinated Affiliate Loans and all other obligations of the Borrower to the Shareholder (or any of its Affiliates) shall be subordinated to the Secured Obligations as provided herein.

3.02 Written Instrument(s). Each Subordinated Affiliate Loan shall be in the form of a non-interest bearing (unless otherwise agreed by OPIC) long-term unsecured Subordinated Affiliate Loan evidenced by a written instrument or instruments in form and substance satisfactory to OPIC.

3.03 Payments other than in Bankruptcy. No payment of the principal of, interest on, or fees with respect to any Subordinated Affiliate Loan shall be made at any time by the Borrower except from amounts that would otherwise be available for distribution pursuant to Section 7.04 (Restricted Payments and Shareholder Payments) of the Finance Agreement.

3.04 Deferral. Payments of any amount in respect of any Subordinated Affiliate Loan not paid by reason of Section 3.03 will be deferred until such time as the same can be paid in accordance with the foregoing provisions of this Section 3. Any such deferral shall not constitute a default under such Subordinated Affiliate Loan.

3.05 No Acceleration. The Shareholder may not (and the Shareholder shall procure that none of its Affiliates may, as applicable) accelerate the repayment of any Subordinated Affiliate Loan without the prior written consent of OPIC unless the Secured Obligations have been accelerated following an Event of Default described in Section 8.01(m) of the Finance Agreement. Any Subordinated Affiliate Loan the repayment of which has been accelerated as permitted by this Section 3.05 shall nonetheless remain subject to the other provisions of this Section 3.

3.06 No Commencement of Any Proceeding. Until payment in full of the Secured Obligations, the Shareholder shall not (and the Shareholder shall procure that none of its Affiliates shall, as applicable) claim, demand, require, commence any action or proceeding of any kind against the Borrower (including, without limitation, bringing an action, petition or proceeding against the Borrower under any bankruptcy or similar laws of any jurisdiction, and joining in any such action, petition or proceeding) whether by the exercise of the right of set-off, counterclaim or of any similar right or otherwise howsoever, to obtain or with a view to obtaining any payment or reduction of or in respect of any Shareholder Loan; provided, however, that if OPIC files a claim against the Borrower for payment, the Shareholder (or any one or more of its Affiliates, as applicable) shall have the right to file a claim against the Borrower if and to the extent the filing of such claim is necessary to preserve its rights to receive payments under any Subordinated Affiliate Loan, provided that any such claim and right to receive any such payment under any Subordinated Affiliate Loan shall, in all cases, be subordinated in all respects to the right of OPIC to receive payment in full of the Secured Obligations as set forth in this Agreement.

3.07 No Set-Off. The Shareholder shall not (and the Shareholder shall procure that none of its Affiliates shall, as applicable) set-off, counterclaim or otherwise reduce any payment obligation of the Shareholder (or any of its Affiliates, if applicable) to the Borrower against any payment that is required to be deferred under the provisions of this Section 3 until all the Secured Obligations have been repaid.

3.08 Subordination in Bankruptcy. Upon any distribution of assets in connection with any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors of the Borrower:

(a) all Secured Obligations shall be paid in full before any amount on account of any Subordinated Affiliate Loan is paid; and

(b) until payment in full of the Secured Obligations, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the Shareholder (or any of its Affiliates, if applicable) would be entitled in respect of any Subordinated Affiliate Loan except for the provisions of this Section 3, shall instead be paid by the liquidator or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to OPIC. OPIC shall be entitled to receive and collect on behalf of the Shareholder (or any of its Affiliates, if applicable) any and all such payments and distributions and give acquittance therefor, and to file any claim, proof of claim or other similar instrument and take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in its own name or in the name of the Shareholder (or its Affiliates, if applicable) in respect of such Subordinated Affiliate Loans as directed by OPIC for the enforcement of this Section 3, provided, that no provision of this clause (b) shall, or shall be construed to, impose any obligation on OPIC to take or refrain from taking any action or pursue any claim on behalf of the Shareholder (or any of its Affiliates, if applicable), and the Shareholder hereby waives (and shall cause its Affiliates, as applicable, to waive) any claim or cause of action it may otherwise have against OPIC as a result of any action taken or not taken by OPIC to enforce any and all claims in respect of any amount on account of any Subordinated Affiliate Loan.

3.09 Rights of Subrogation. The Shareholder shall not (and the Shareholder shall procure that none of its Affiliates shall, as applicable), in respect of any payment or distribution made to OPIC on account of any Subordinated Affiliate Loan, seek to enforce repayment, obtain the benefit of any Lien created by the Security Documents or exercise any other rights or legal remedies of any kind that may accrue to the Shareholder (or its Affiliates, if applicable) against the Borrower, whether by way of subrogation, offset, counterclaim or otherwise, whether or not such rights or legal remedy arise in equity or under contract, statute or common law, in respect of such payment or distribution until payment in full of the Secured Obligations.

3.10 Assignment of Subordinated Affiliate Loans in favor of OPIC. All right, title and interest of the Shareholder (or any of its affiliates, if applicable) in, to and under each Subordinated Affiliate Loan shall be assigned to OPIC pursuant to a security agreement in form and substance acceptable to OPIC.

3.11 No Other Assignment. The Shareholder shall not (and the Shareholder shall procure that none of its Affiliates shall, as applicable), without the prior written consent of OPIC, assign, transfer, encumber or otherwise dispose of all or part of its interest in any Subordinated Affiliate Loan to any Person other than a direct or indirect wholly-owned subsidiary of the Sponsor; provided that any such Person shall have entered into a subordination agreement with OPIC including the terms set forth in this Section 3 or otherwise acceptable to OPIC.

3.12 No Amendment of Subordinated Affiliate Loans. The Shareholder shall not (and the Shareholder shall procure that none of its Affiliates shall, as applicable), without the prior written consent of OPIC, terminate, amend or grant any waiver in respect of any document or instrument evidencing any Subordinated Affiliate Loan in any manner that could violate any provision of this Article 3 or could have an adverse effect on the Borrower.

3.13 Amounts Held in Trust. If, for any reason whatsoever, the Shareholder (or any of its Affiliates, if applicable) receives any payment or distribution contrary to the provisions of this Section 3, then the Shareholder shall (and shall cause its Affiliates, if applicable to) hold the same in trust for OPIC, promptly notify OPIC of the receipt of such payment or distribution and promptly pay the amount of such payment or distribution to OPIC or, if OPIC so elects, to any bank nominated by OPIC, to hold for the account of OPIC. Any amount so received by OPIC or its nominee may be applied towards the payment of any amount outstanding under the Finance Agreement, any Note or any other Financing Document, in such manner as directed by OPIC.

Section 4. Consent and Agreement; Etc.

4.01 Assignment of this Agreement.

(a) Each of the Shareholder and the Intermediate Shareholder acknowledge receipt of the New York Security Agreement and consents in all respects to the assignment thereunder (subject to the terms thereof) of all of the Borrower’s right, title and interest in, to and under this Agreement, including, without limitation, all of the Borrower’s rights to receive payments or other contributions under or with respect to this Agreement and all payments and other contributions due and to become due to the Borrower under or with respect to this Agreement, whether as contractual obligations, damages or otherwise.

(b) Each of the Shareholder and the Intermediate Shareholder acknowledge and agree, for the benefit of OPIC, that, pursuant to and in accordance with the Security Documents, OPIC and any permitted assignee(s) or designee(s) thereof shall be entitled to exercise any and all rights of the Borrower under this Agreement in accordance with the terms thereof (in their own names or in the name of the Borrower), and each of the Shareholder and Intermediate Shareholder shall comply in all respects with such exercise. Without limiting the generality of the foregoing, OPIC and any assignee(s) or designee(s) thereof shall have the full right and power to enforce directly against such Shareholder Party all obligations of such Shareholder Party under this Agreement and otherwise to exercise all remedies hereunder and to make all demands and give all notices and make all requests required or permitted to be made by the Borrower (in its own name or in the name of the Borrower) under this Agreement.

Section 5. Share Retention Obligations.

5.01 Share Retention Undertaking.

(a) At all times before the Closing Date on which the final Tranche II Disbursement is made:

(i) the Sponsor shall maintain its listing on the New York Stock Exchange;

(ii) the Sponsor shall own, directly or indirectly, 100% of the Share Capital of and Economic Ownership Interest in the Shareholder; and

(iii) the Shareholder shall own, directly or indirectly, 100% of the Share Capital of and Economic Ownership Interest in the Intermediate Shareholder.

(b) At all times from the Closing Date on which the final Tranche II Disbursement is made until the Project Completion Date:

(i) the Sponsor shall (x) Control the Shareholder and (y) own, directly or indirectly, at least 50.1% of the Share Capital of and Economic Ownership Interest in the Shareholder;

(ii) the Shareholder shall (x) Control the Intermediate Shareholder and (y) own, directly or indirectly, at least 50.1% of the Share Capital of and Economic Ownership Interest in the Intermediate Shareholder; and

(iii) the Intermediate Shareholder shall own, directly or indirectly, 100% of the Share Capital of and Economic Ownership Interest in the Borrower.

(c) At all times from and after the Project Completion Date, the Shareholder shall (x) Control the Borrower and (y) own, directly or indirectly, at least 50.1% of the Share Capital of and Economic Ownership Interest in the Borrower.

(d) No Shareholder Party shall Transfer its ownership of the Share Capital of or Economic Ownership Interest in the Borrower or any other Shareholder Party, as applicable, to a Person included on the OFAC List.

(e) Each Shareholder Party and the Borrower agrees that it will not (i) make or suffer or permit to occur any Transfer of any Share Capital or Economic Ownership Interest owned directly or indirectly by such Person in the Borrower, except as permitted in sub-clause (b) or (c) above, or (ii) suffer or permit the Borrower to issue or Transfer any of its Share Capital or Economic Ownership Interest to any Person except in compliance with this Agreement.

(f) Nothing contained in this Section 5.01 shall in any way affect the security interest over the Share Capital created in favor of OPIC pursuant to the Share Pledge and any Transfer of the Share Capital of the Borrower shall be made subject to such security interest.

(g) Without limiting Section 3.09, the parties hereto agree that any breach of the provisions of this Section 5 by any Shareholder Party or the Borrower shall cause irreparable injury to the interests of OPIC for which monetary damages (or other remedies at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s noncompliance and the uniqueness of the Borrower’s business and the relationship among the parties hereto. Accordingly, the parties hereto agree that, to the extent permitted by applicable law, OPIC may enforce the provisions of this Section 5 by specific performance or injunctive relief.

(h) Each Shareholder Party and the Borrower hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of the obligation of such Shareholder Party to retain its Share Capital of or Economic Ownership Interest in the Borrower under this Agreement by OPIC or the Borrower or for either of their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of the Borrower’s assets under the bankruptcy, insolvency or similar laws of any jurisdiction to which the Borrower or its assets are subject.

5.02 Restrictions on Share Transfer Recordation — Notice of Transfers. The Borrower and each of the Shareholder and the Intermediate Shareholder covenants with OPIC that, for so long as the provisions of Section 5.01 are in force and effect:

(a) to the extent permitted by law (i) with respect to the Borrower, it will not recognize any purported Transfer of the Share Capital or Economic Ownership Interest owned directly by the Intermediate Shareholder (other than in a transaction in favor of OPIC) the Intermediate Shareholder; and (ii) with respect to the Shareholder and the Intermediate Shareholder, it will not recognize any purported Transfer of its Share Capital owned directly by the relevant Shareholder Party (other than in a transaction in favor of OPIC), in each case, unless permitted under this Agreement or authorized in writing by OPIC; and

(b) it shall notify OPIC promptly upon receipt of any request to register or record any Transfer of its Share Capital or any other transaction in respect of its Share Capital, together with the details of such request, to the extent that such Transfer or other transaction would be inconsistent with the provisions of Section 5.01.

5.03 Notification of Transfer Restrictions.

(a) The restrictions imposed under this Section 5 shall be recorded in the register of members of the Borrower, the Intermediate Shareholder and the Shareholder, as applicable, and noted on the share certificates (i) issued by the Borrower to the Intermediate Shareholder and (ii) issued by the Intermediate Shareholder to the Shareholder.

(b) The Borrower and each of the Shareholder and the Intermediate Shareholder shall deliver evidence of the recordation and annotation required under this Section 5.03 to OPIC.

Section 6. Restricted Payments; Shareholder Payments. Each Shareholder Party, solely in its capacity as a direct or indirect shareholder of the Borrower, shall cause the Borrower not to make any Restricted Payment or Shareholder Payment, except as permitted under the Financing Documents. If a Shareholder Party receives a Restricted Payment or a Shareholder Payment from the Borrower to which it is not entitled (because such Restricted Payment or Shareholder Payment was not made in accordance with the preceding sentence), then such Shareholder Party shall hold such Restricted Payment or Shareholder Payment (or an amount equal thereto) as depository for the benefit of OPIC and deliver the same over to OPIC upon written demand therefor by OPIC and as OPIC may direct. If a Shareholder Party obtains knowledge that any of its Affiliates has received a Restricted Payment or a Shareholder Payment from the Borrower to which such Person is not entitled, then such Shareholder Party shall use commercially reasonable efforts to cause such Affiliate to hold such Restricted Payment or Shareholder Payment (or an amount equal thereto) as depository for the benefit of OPIC or deposit it into the Offshore Revenue Account and deliver the same over to OPIC upon written demand therefor by OPIC or as OPIC may direct.

Section 7. Covenants. Each Shareholder Party covenants and agrees as follows:

7.01 Organizational Documents. The Intermediate Shareholder shall not, and the Shareholder shall procure that the Intermediate Shareholder shall not, approve or permit the implementation of any amendment, modification, supplement or waiver of any provision of the Charter Documents of the Borrower that would violate the provisions of the Transaction Documents.

7.02 Bankruptcy; Insolvency; Winding Up. The Intermediate Shareholder shall not, and each of the Shareholder and the Sponsor shall procure that the Intermediate Shareholder shall not, take any corporate action or any other legal steps or commence any legal proceedings seeking a reorganization, moratorium, bankruptcy, arrangement, adjustment or composition or for the appointment of a receiver, liquidator, assignee, sequestrator (or similar official) in relation to any part of the Project or the Borrower or for the winding up, dissolution or re-organization of the Borrower or of any or all of the Borrower’s property.

7.03 Financial Statements. At its cost, until the Project Completion Date, the Shareholder shall furnish to OPIC each of the following:

(a) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited Financial Statements, all certified by a financial officer as being true and complete and fairly presenting in all material respects the financial position, results of operations and cash flows of the Shareholder, as of the dates indicated and for the periods specified, subject to the absence of disclosures normally made in footnotes and to customary year-end adjustments;

(b) within one hundred twenty (120) days after the end of each fiscal year, its audited Financial Statements.

Section 8. Representations and Warranties. Each Shareholder Party, severally and not jointly, with respect to itself only, hereby makes the applicable representations and warranties contained in this Section 8 for the benefit of OPIC, which shall survive the execution and delivery of this Agreement and the making of the Disbursements. Each such representation and warranty shall be deemed made as of (i) the date hereof and (ii) each Closing Date.

8.01 Existence and Power. Such Shareholder Party (i) is a company duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly authorized to do business in each jurisdiction in which it conducts business; and (iii) has the power to own its properties, carry on its business, borrow money, create Liens on its properties, and execute, deliver, and perform each of this Agreement and the other Transaction Documents to which it is a party.

8.02 Adequate Financial Means. The Shareholder and Intermediate Shareholder (i) has capital sufficient to carry on its businesses and transactions and all businesses and transactions in which it is about to engage, (ii) is able to pay its debts as they mature and (iii) owns property and other assets having a value, both at fair valuation and at present fair saleable value, greater than the total amount of the probable liabilities of such Shareholder Party on its debts and obligations as they become absolute and matured.

8.03 Authority. Such Shareholder Party’s execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party: (i) have been duly authorized by all necessary corporate action and (ii) will not violate any Applicable Law. This Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by it and is a legal, valid, and binding obligation of such Shareholder Party, enforceable in accordance with its terms. No Consent of any Person is required in connection with such Shareholder Party’s execution, delivery, performance, validity, or enforceability of this Agreement and any other Transaction Document to which it is a party.

8.04 No Default. No Default or Event of Default has occurred and is continuing. Neither such Shareholder Party nor, to the best of such Shareholder Party’s knowledge, any other party is in breach of any provision of any Transaction Document to which such Shareholder Party is a party, which breach could be a Material Adverse Effect.

8.05 Financial Condition. The Shareholder has furnished to OPIC copies of its Financial Statements as required under Section 7.03. Such Financial Statements are complete and correct and fairly present its financial condition and results of its operations for the period then ended, subject, in the case of quarterly unaudited financial statements, to the absence of footnotes and customary year-end adjustments. The Shareholder has no material financial obligation, contingent or otherwise, of any kind except as disclosed in such Financial Statements.

8.06 Bankruptcy; Insolvency; Winding-Up. Such Shareholder Party has not taken any corporate action and no other legal steps have been taken or legal proceedings have been commenced or, to the best of its knowledge, threatened against it seeking a reorganization, moratorium, bankruptcy, arrangement, adjustment or composition or for the appointment of a receiver, liquidator, assignee, sequestrator (or similar official) in relation to any part of its property, or for its winding up, dissolution or re-organization or of any or all of its property.

8.07 Share Capital. (i) All Share Capital of the Borrower owned by the Intermediate Shareholder has been duly authorized, validly issued, fully paid and is nonassessable and (ii) all Share Capital of the Intermediate Shareholder owned by the Shareholder, has been duly authorized, validly issued, fully paid and is nonassessable.

8.08 Corrupt Practices; Anti-Money Laundering; Anti-Corruption Handbook.

(a) Such Shareholder Party and its officers, directors, employees, and agents have complied with applicable Corrupt Practices Laws in obtaining all Consents related to the Project and are otherwise conducting the Project and such Shareholder Party’s business in compliance with applicable Corrupt Practices Laws. Such Shareholder Party’s internal management and accounting practices and controls are sufficient to provide reasonable assurances of compliance with applicable Corrupt Practices Laws and the prevention of Prohibited Payments. No Shareholder Party nor any Person acting on its or their behalves has made any Prohibited Payment.

(b) Such Shareholder Party is in compliance with the applicable requirements of (A) the Anti-Money Laundering Laws, (B) OFAC Regulations, and (C) all other applicable export control, anti-boycott and economic sanctions laws of the U.S. and other jurisdictions relating to its business and facilities.

(c) No Shareholder Party, its directors or members of senior management is a Person included in the OFAC List.

(d) An Authorized Officer of such Shareholder Party has received and reviewed the Anti-Corruption Handbook.

8.09 VAT/IDF Matters. All items that are required to be imported or purchased locally by the Borrower in order to construct the Project are (i) listed in the list of plant, materials and equipment attached to the Letter Regarding VAT/IDF or (ii) included in the Construction Budget.

Section 9. Miscellaneous.

9.01 No Waiver. (a) No failure or delay by OPIC in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers, or remedies. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy. No waiver of any such right, power, or remedy shall be effective unless given in writing

(b) The rights, powers, or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

9.02 Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder shall be provided pursuant to Section 9.01 (Notices) of the Finance Agreement, which Section is incorporated as if set forth herein. All notices to the Shareholder Parties shall be provided to their respective addresses as follows:

For the Sponsor:

Ormat Technologies, Inc.

6225 Neil Road

Reno, NV 89511-1136 (USA)

Facsimile: +1-775-356-9039

Attention: President

For the Shareholder:

Ormat International, Inc.

6225 Neil Road

Reno, NV 89511-1136 (USA)

Facsimile: +1-775-356-9039

Attention: President

For the Intermediate Shareholder:

Ormat Holding Corp.

PO Box 309

Ugland House,

Grand Cayman KY1-1104 (Cayman Islands)

Facsimile: +1-345-949-8080

Attention: The Directors

with a copy to:

Ormat International, Inc.

6225 Neil Road

Reno, NV 89511-1136 (USA)

Facsimile: +1-775-356-9039

Attention: President

9.03 Expenses. Each Relevant Party shall pay or reimburse OPIC or as OPIC may direct, the costs and expenses incurred by OPIC in relation to the enforcement or protection of its rights under this Agreement, including legal and other professional fees and any taxes, duties, fees or other charges payable by OPIC.

9.04 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, provided, however, that no Relevant Party shall, without the prior written consent of OPIC, assign or delegate all or any part of its interest herein or obligations hereunder.

9.05 Survival of Agreements. Each agreement, representation, warranty, and covenant contained or referred to in this Agreement shall survive any investigation at any time made by OPIC and shall survive all disbursements of the Loans, except for changes permitted hereby, and shall terminate only when all Secured Obligations are paid in full.

9.06 Integration; Amendments. This Agreement and the agreements referred to herein embody the entire understanding of the parties and supersede all prior negotiations, understandings, and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented, or amended only by an instrument in writing signed by the parties hereto.

9.07 Severability. If any provision of this Agreement is prohibited or held to be invalid, illegal, or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that it shall not affect the validity, legality, and enforceability of the other provisions of this Agreement and shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction. If, and to the extent that, any obligation of the Relevant Parties is unenforceable for any reason it agrees, independently of any other obligation hereunder, to make the maximum contribution to the payment and satisfaction thereof as is permissible under Applicable Law.

9.08 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

9.09 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.10 Waiver of Jury Trial. EACH RELEVANT PARTY AND OPIC IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM ESTABLISHED BY ANY FINANCING DOCUMENT.

9.11 Jurisdiction and Consent to Suit; Waivers. Each Relevant Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in The City of New York and the courts of the United States of America for the Southern District of New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees to irrevocably designate and appoint HIQ Corporate Services, Inc., located at 19 W. 34th Street, Suite 1018, New York NY 10001-3006, as its authorized agent to receive, accept, and acknowledge on its behalf service of process in any such proceeding, and shall provide OPIC with evidence of the prepayment in full of the fees of such agent until six (6) months after the Loan Maturity Date. Such Relevant Party agrees that service of process, writ, judgment, or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. Such Relevant Party shall maintain such appointment (or that of a successor satisfactory to OPIC) continuously in effect at all times while such Relevant Party is obligated under this Agreement. Nothing herein shall affect OPIC’s right to serve process in any other manner permitted by Applicable Law;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Applicable Law or shall limit the right to sue in any other jurisdiction; and

(e) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction with or without the U.S. by suit on the judgment or otherwise as provided by law, a Certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of such Relevant Party’s obligation.

9.12 Arbitration. (a) Any Dispute shall be finally settled by arbitration in accordance with the Rules; provided, however, that this agreement to arbitrate Disputes shall not include the arbitration of (i) any Excluded Claims; and (ii) any Disputes that are subject to a pending action, suit or proceeding brought by OPIC in accordance with Section 9.13.

(b) Arbitration pursuant to this Section 9.12 is not a waiver of and shall not impair the enforcement rights of OPIC with respect to any Lien or the right of OPIC to exercise any other similar remedy under this Agreement or any other Financing Document to which such Relevant Party is a party, pursuant to Section 9.13(a) or otherwise, and such enforcement by OPIC shall not be deemed to be inconsistent with or a violation of the arbitration provisions of this Section 9.12.

(c) Any awards issued by the Arbitral Tribunal shall be final and binding on OPIC and the Relevant Parties; any orders so issued shall be binding on OPIC and the Relevant Parties. Judgment upon any award issued by the Arbitral Tribunal may be entered by any court having jurisdiction thereof or having jurisdiction over OPIC or the relevant Relevant Party or its assets. Each Relevant Party hereby submits to the jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of enforcing this agreement to arbitrate.

(d) The Arbitral Tribunal shall have no jurisdiction to grant any interim measure that limits or prevents, or seeks to limit or prevent, OPIC from exercising any enforcement right with respect to any Lien or enforcing any similar remedy under this Agreement or any other Financing Document to which such Relevant Party is a party, including without limitation any enforcement action pursuant to Section 9.13. Such Relevant Party covenants and agrees not to seek any such interim measure, either in any arbitration pursuant to this Section 9.12 or otherwise.

(e) Notwithstanding Section 9.09, this Section 9.12 and any arbitration pursuant thereto shall be governed by Title 9 (Arbitration) of the United States Code.

9.13 Relevant Party Consent to Suit; Exclusive Form Selection for Certain Actions. (a) Notwithstanding Section 9.12, OPIC in its sole discretion shall have the option at any time and from time to time to bring against any Relevant Party any action, suit or proceeding in respect of any Dispute, in any of (i) the courts of the State of New York in the County of New York or the United States District Court for the Southern District of New York, or (ii) the courts in any other jurisdiction where such Relevant Party or any of its property may be found; provided, however, with regard to any Dispute that has been referred to arbitration pursuant to Section 9.12 by such Relevant Party, OPIC may, in its discretion, initiate an action, suit or proceeding as provided herein in lieu of such arbitration and in respect of such Dispute, so long as OPIC exercises its option to do so prior to the last day on which OPIC’s statement of defense (or equivalent submission) in respect of such Dispute is to be submitted.

(b) Each Relevant Party hereby: (i) irrevocably waives any present or future objection to any such action, suit or proceeding in any such venue, and irrevocably consents and submits unconditionally to the non-exclusive jurisdiction of any such court for itself and in respect of any of its property; (ii) irrevocably waives any claim in any such court that any such action, suit, or proceeding brought therein has been brought in an inconvenient forum; (iii) agrees that final judgment against it in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment or otherwise, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its obligation; and (iv) covenants and agrees not to resist enforcement of any such final judgment in any jurisdiction where OPIC commences enforcement proceedings.

(c) Any enforcement action, suit, or other judicial, administrative or arbitral proceeding by such Relevant Party against OPIC (or the United States government) in respect of an Excluded Claim shall be brought exclusively in a United States federal court of competent jurisdiction in the District of Columbia.

9.14 Waiver of Litigation Payments. In the event that any action or lawsuit is initiated by or on behalf of OPIC against a Relevant Party, such Relevant Party, to the fullest extent permissible under Applicable Law, irrevocably waives its right to, and agrees not to request, plead, or claim that any OPIC Plaintiff post, pay, or offer, any Litigation Payment, and such Relevant Party further waives any objection that it may now or hereafter have to an OPIC Plaintiff’s claim that such OPIC Plaintiff should be exempt or immune from posting, paying, making, or offering any such Litigation Payment.

9.15 Further Assurances. Each Relevant Party shall execute and deliver to OPIC such additional documents and take such additional action as OPIC may require to carry out the purposes of this Agreement or any other Financing Document to which such Relevant Party is a party, to cause such Financing Document to be duly registered, notarized, and stamped in any applicable jurisdiction, and to preserve and protect OPIC’s rights as contemplated herein or therein.

9.16 English Language. All documents to be furnished or communications made under each of the Financing Documents shall be in English or, if in another language, shall be accompanied by a Certified translation into English, which translation shall govern between the Relevant Party and OPIC.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

ORPOWER 4 INC.

By:

Name:

Its:

Authorized Officer

ORMAT TECHNOLOGIES, INC.

By:

Name:

Its:

Authorized Officer

ORMAT INTERNATIONAL, INC.

By:

Name:

Its:

Authorized Officer

[Olkaria III: ECSRA Signature Page]

ORMAT HOLDING CORP.

By:

Name:

Its:

Authorized Officer

OVERSEAS PRIVATE INVESTMENT CORPORATION

By:

Name:

Its:

[Olkaria III: ECSRA Signature Page]